EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-144985, 333-117407, 333-72508, 333-95765, 333-37641, 033-93100 and 033-85766 of Micro Component Technology, Inc. and Subsidiaries (the Company) on Form S-8 of our report on the Company’s 2005 financial statements dated February 3, 2006, (except for Note 5, as to which the date is February 17, 2006), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Micro Component Technology, Inc. and Subsidiaries for the year ended December 31, 2007.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, MN

March 28, 2008